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                                                                    Exhibit 11.1


QUILMES INDUSTRIAL S.A.

CODE OF ETHICS
ADOPTED ON JUNE 6, 2004

1. INTRODUCTION

This Code of Ethics (the "Code") has been adopted by our Board of Directors and summarizes the standards that must guide our actions. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company's business activities including relationships with employees, customers, suppliers, competitors, the government, the public, and shareholders. All of our employees, managers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. Even well intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

One of our Company's most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

2. CONFLICTS OF INTEREST

Our employees, managers and directors have an obligation to conduct themselves in an honest and ethical manner and act in the best interest of the Company. All employees, managers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A "conflict of interest" occurs when a person's private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when an employee, manager or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, manager or director (or his or her family members) receives improper personal benefits as a result of the employee's, manager's or director's position in the Company.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations which may constitute a conflict of interest:

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-     Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

- Accepting gifts of more than modest value or receiving personal discounts (if such discounts are not generally offered to the public) or other benefits as a result of your position in the Company from a competitor, customer or supplier.

- Competing with the Company for the purchase or sale of property, products, services or other interests.

- Having an interest in a transaction involving the Company, a competitor, customer or supplier (not including routine investments in publicly traded companies).

- Receiving a loan or guarantee of an obligation as a result of the position in the Company.

- Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving the conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the Industrial Relations Management and to the Board of Management.

Situations involving the Board of Management should be presented in straight line to the Board of Directors.

In the event that an actual or apparent conflict of interest arises between personal and professional relationships or activities of an employee, manager or director, he/she should handle such conflict of interest in an ethical manner in accordance with the provisions of this Code.

3. QUALITY OF PUBLIC DISCLOSURES

The Company has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the Company's financial condition and results of operations. Our reports and documents filed with or submitted to the United States Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure. The Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.

4. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, manager or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

If you believe that any practice raises questions as to compliance with any applicable law, rule or regulation or if you otherwise have questions regarding any law, rule or regulation, please contact your supervisor/manager, the Industrial Relations

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Management or the Corporate Auditing Management. The Company will hold information and training sessions to promote compliance with the laws, rules and regulations.

5. COMPLIANCE WITH THIS CODE AND REPORTING OF ANY ILLEGAL OR UNETHICAL
   BEHAVIOR

All employees, managers and directors are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately, (including corrective and/or disciplinary actions such as dismissal or removal from office). Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.

Situations which may involve a violation of ethics, laws, rules, regulations to this Code may not always be clear and may require difficult judgments. Employees, managers and directors should promptly report any concerns about violations of ethics, laws, rules, regulations regarding this Code to their supervisors/managers, to the Industrial Relations Management or Corporate Auditing Management. Issues regarding accounting, internal accounting controls or auditing matters, should be addressed to the Audit Committee.

Any concerns about violations of ethics, laws, rules, regulations or this Code should be reported promptly to the Board of Directors. Reporting of such violations may also be done anonymously by telephone or by writing to the designated mail address. An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly. If concerns or complaints require confidentiality, including keeping an identity anonymous, we will endeavor to protect this confidentiality, subject to applicable law, regulation or legal proceedings. Reports that are not anonymous may also sent by e-mail.

The Company encourages all employees, managers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports that were made in good faith. Open communication of issues and concerns by all employees, managers and directors without fear of retaliation is vital to the successful implementation of this Code. You are required to cooperate in internal investigations of misconduct and unethical behavior.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The Board of Management will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board of Directors. The Company will devote the necessary resources to enable the Board of Management to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code. Questions concerning this Code should be directed to the Industrial Relations Management or to the Corporate Auditing Management.


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6. TRADING ON INSIDE INFORMATION

Using non-public Company information to trade in securities, or providing a family member, friend or any other person with valuable information, is illegal. All such non-public information should be considered inside information and should never be used for personal gain. All employees are required to familiarize themselves and comply with the Company's policy against insider trading, copies of which will be distributed to all employees, managers and directors and available from the Industrial Relations Management. You should contact the Industrial Relations Management or the Corporate Auditing Management with any questions about your ability to buy or sell securities.

7. PROTECTION OF CONFIDENTIAL PROPRIETARY INFORMATION

Confidential proprietary information generated in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth. All proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed. Intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information is considered confidential proprietary information.

Your ethical obligation to protect the Company's proprietary and confidential information continues even after you leave the Company. You must return all proprietary information in your possession upon leaving the Company.

8. PROTECTION AND PROPER USE OF COMPANY ASSETS

Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, manager and director. Loss, theft and misuse of Company assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to your manager/supervisor or the Corporate Auditing Management.

The sole purpose of the Company's equipment, vehicles, supplies and electronic resources (including, hardware, software and the data thereon) is the conduct of our business. They may only be used for Company business consistent with Company guidelines.

9. CORPORATE OPPORTUNITIES


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Employees, managers and directors are prohibited from taking for themselves business opportunities that arise through the use of corporate property, information or position. No employee, manager or director may use corporate property, information or position for personal gain, and no employee, manager or director may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the employee, manager or director takes away from the Company opportunities for sales or purchases of property, products, services or interests.

10. FAIR DEALING

Employees, managers and directors of the Company should deal fairly with customers, suppliers, competitors, the public and any other party at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No bribes or kickbacks shall be made or received, directly or indirectly, for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and the employee, manager or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Occasional business gifts to and entertainment of non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given infrequently and their value should be modest. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.

Practices that are acceptable in commercial business environments may be against the law or the policies governing national or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Industrial Relations Management.

11. EQUAL OPPORTUNITY, NON-DISCRIMINATION AND FAIR EMPLOYMENT

Our policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated. All employees, managers and directors are required to comply with the Company's policy on equal opportunity, non-discrimination and fair employment. Copies of this policy will be distributed and available from the Industrial Relations Management.

12. POLITICAL CONTRIBUTIONS AND ACTIVITIES

Any political contributions made on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. This policy applies solely to the use of Company assets and is not intended to



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discourage or prevent individual employees, managers or directors from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

13. ENVIRONMENT, HEALTH AND SAFETY

We are committed to conducting our business in compliance with all applicable environmental and workplace health and safety laws. We strive to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all managers, directors and employees.

14. DEALINGS WITH THE COMMUNITY

We are committed to being a responsible member of, and recognize the mutual benefits of engaging and building relationships with, the communities in which we operate. We strive to make a positive contribution to the surrounding community and ensure the distribution of a fair share of benefits to those affected by our activities, in all locations where the Company operates. We strongly encourage our employees to play a positive role in the community.

15. DOING BUSINESS WITH OTHERS

We strive to promote the application of the standards of this Code by those with whom we do business. Our policies, therefore, prohibit doing business with others who intentionally violate the law or this Code.

16. ACCURACY OF COMPANY FINANCIAL RECORDS

We maintain the highest standards in all matters relating to accounting, financial controls, internal reporting and taxation. All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to the Company's system of internal controls. Records shall not be distorted in any way to hide, disguise or alter the Company's true financial position.

17. RETENTION OF RECORDS

All Company business records and communications shall be clear, truthful and accurate. Employees, managers and directors of the Company shall avoid exaggeration, guesswork, legal conclusions and derogatory remarks or characterizations of people and companies. This applies to communications of all kinds, including email and "informal" notes or memos. Records should always be handled according to the Company's record retention policies. If an employee, manager or director is unsure whether or not a document should be retained, he/she should consult his/her manager/supervisor or the Industrial Relations Management before proceeding.


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18. WAIVERS AND AMENDMENTS

Any waivers of the provisions in this Code for managers or directors may only be granted by the Board of Directors and will be disclosed to the Company's shareholders in the Company's annual report on Form 20-F. Any waivers of this Code for other employees may only be granted by the Industrial Relations Management. Amendments to this Code must be approved by the Board of Directors and will also be disclosed in the Company's annual report on Form 20-F.